Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Appoints Dominique Monnet as President

INCLINE VILLAGE, NV, September 11, 2017 - PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that the company has appointed Dominique P. Monnet to the position of president. Mr. Monnet brings over 30 years of international business experience in the biotechnology / pharmaceutical industry. He will report into PDL’s chief executive officer, John McLaughlin.

“We are thrilled to have Dominique join us in this important new role, as we continue to acquire assets for our subsidiary, Noden Pharma,” stated John P. McLaughlin, chief executive officer of PDL. “Dominique’s proven track record of achieving significant commercial success with other biopharmaceutical companies will benefit the current products that Noden has on the market in addition to growing the business through acquisitions.”

“I am delighted to join the PDL team, and I look forward to partnering with Noden’s leadership to build the company into a thriving specialty pharmaceutical enterprise,” stated Mr. Monnet. “The current market is rich with acquisition opportunities, and PDL has put itself in an excellent financial position to be able to capitalize on these opportunities.”

Mr. Monnet brings over 30 years of biotech/pharma experience to PDL BioPharma. He served as senior vice president and chief marketing officer of Alexion Pharmaceuticals in 2014-2015 where he was responsible for commercial operations in the U.S. and Latin America and oversaw new products and global business operations functions. From 2002 to 2013 he was a senior executive at Amgen Inc. where he served in a number of key commercial leadership positions in the US and internationally. As vice president and general manager for Amgen’s Inflammation Business Unit in 2011-13, he was responsible for accelerating the growth of the Enbrel® franchise in the highly competitive U.S. market. Prior to this, he served as vice president and head of Amgen's Global Marketing and Commercial Development, where he led the marketing strategy and new product launches in a wide range of therapeutic areas. From 2002 through 2006, Mr. Monnet was based in Zug, Switzerland, where he served as Amgen’s vice president of International Marketing and Business Operations, building Amgen’s international commercial capability and leading the creation of its successful international franchises in oncology and nephrology. Before joining Amgen, Mr. Monnet held positions of increasing responsibility in line commercial management and global marketing over 19 years at Schering-Plough - including General Manager of its affiliate in the UK and Republic of Ireland -- Ciba-Geigy and Alza Corporation. Mr. Monnet holds a business degree from EDHEC Business School in Lille, France, and an MBA from INSEAD in Fontainebleau, France.
In connection with his commencement of employment, on August 28, 2017, PDL BioPharma’s compensation committee of the board of directors approved the grant of inducement awards to Mr. Monnet.  Effective September 11, 2017, Mr. Monnet was granted stock options to purchase 961,000 shares of PDL BioPharma’s common stock, which stock options have a ten-year term and an exercise price per share equal to the closing price of PDL BioPharma’s common stock on the NASDAQ Stock Market on the grant date.  One-half of the stock options will vest over a four-year period, subject to Mr. Monnet’s continued service with PDL BioPharma through the applicable vesting dates. The remaining options will vest based on certain performance objectives related to increases in the price of our common stock. Mr. Monnet will also be granted 240,200 shares of restricted stock, which shares will vest in three equal installments on each of the first three anniversaries of his commencement of employment.  The restricted stock will be granted to Mr. Monnet on the date we file a registration statement on Form S-8 with the Securities and Exchange Commission with respect to the inducement awards. In addition, the inducement awards granted to Mr. Monnet will be subject to accelerated vesting in connection with certain qualifying terminations of service or a change in control of PDL BioPharma, as described in his severance agreement with us.  The stock option and restricted stock awards were made as an inducement that was a material component of Mr. Monnet’s compensation and acceptance of employment with the Company and were granted as employment inducement awards pursuant to NASDAQ Listing Rule 5635(c)(4).
About PDL BioPharma
PDL seeks to provide a significant return for its shareholders by acquiring and managing a portfolio of companies, products, royalty agreements and debt facilities in the biotech, pharmaceutical and medical device industries. In 2012, PDL began providing alternative sources of capital through royalty monetizations and debt facilities, and in 2016, began acquiring commercial-stage products and launching specialized companies dedicated to the commercialization of these products. To date, PDL has consummated 17 such transactions, of which 10 are active and outstanding. PDL has two debt transactions outstanding, representing deployed and committed capital of $170.0 million: CareView and kaléo; one hybrid royalty/debt transaction outstanding, representing deployed and committed capital of $44.0 million: Wellstat Diagnostics; and five royalty transactions outstanding, representing deployed and committed capital of $396.1 million and $397.1 million, respectively: KYBELLA®, AcelRx, University of Michigan, Viscogliosi Brothers and Depomed. PDL’s equity and loan investments in Noden represent deployed and committed capital of $179.0 million and $202.0 million, respectively, and its converted equity and loan investment in LENSAR represents deployed capital of $40 million.

NOTE: PDL, PDL BioPharma, the PDL logo and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary, to PDL BioPharma, Inc. which reserves all rights therein.